Exhibit 10.70

FORTRESS BIOTECH, INC.

2013 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into between Fortress Biotech, Inc. (the “Company”) and George Avgerinos (“Grantee”), effective as of July 15, 2015 (such date the “Date of Grant”). This Agreement sets forth the terms and conditions associated with the Company’s award to Grantee of Restricted Stock Units payable as described below in shares of Common Stock from the Company pursuant to the Company’s 2013 Stock Incentive Plan (the “Plan”) for the number of Units set forth below (collectively, the “Award”). Capitalized terms used herein which are not otherwise defined herein will have the meanings ascribed to them under the Plan.

NOW, THEREFORE, in consideration of the foregoing and Grantee’s continued provision of valuable services as an employee of the Company, it is agreed by and between the parties as follows:

1. GRANT OF UNITS. Effective as of the Date of Grant, the Company hereby grants the Grantee 1,000,000 Restricted Stock Units (the “Units”). The Units are subject to the vesting, payment, and other provisions of this Agreement and the Plan. Each Unit represents the value of one (1) share of Common Stock of the Company (a “Share”). The Company will account for the Units in a bookkeeping account on the Grantee’s behalf until they become payable or are forfeited.

2. SURRENDER OF STOCK OPTIONS. Grantee has previously been awarded options to purchase 200,000 shares of the Company’s common stock. In connection with the Award, Grantee surrenders all of such options, whether vested or unvested, and will have no rights with respect to such options following his execution of this Agreement.

3. VESTING. The Units are unvested when granted, and will vest based on the occurrence of certain milestones as described on Exhibit A hereto, provided that vesting may accelerate or cease as provided for in this Agreement or in the Plan.

4. TERMINATION OF CONTINUOUS SERVICE. In the event of the termination of Grantee’s Continuous Service by the Company for Cause (as defined in the Employment Agreement between Grantee and the Company, the “Employment Agreement”) or by the Grantee without Good Reason (as defined in the Employment Agreement), all Units that are not vested will be forfeited. In the event of the termination of Grantee’s Continuous Service by the Company without Cause or by the Grantee with Good Reason, all Units will vest immediately.

5. DELAYED DELIVERY OF SHARES TO SETTLE VESTED UNITS. Units vested as provided in Section 3 will be settled by delivering to Grantee a number of Shares equal to the number of vested Units on the Payment Date (as hereafter defined). As soon as practical after the Payment Date, the Company will, at its election, either: (a) issue a certificate representing the Shares payable pursuant to this Agreement; or (b) not issue any certificate representing the Shares payable pursuant to this Agreement and instead document the Grantee’s interest in the Shares by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in the Grantee’s name. For purposes of the Award, the “Payment Date” will be the earlier of (x) the date that is six (6) months following the termination of Grantee’s Continuous Service with the Company, or (y) the closing of a Corporate Transaction, in each case subject to the provisions of Section 18 of this Agreement. Notwithstanding the above, the Company may settle Units upon the occurrence of a Corporate Transaction by delivering other consideration to the Grantee, including but not limited to shares of the capital stock of the acquirer or surviving entity of such Corporate Transaction (or such entity’s affiliates), such consideration having a fair market value equal in the aggregate to the value of the Shares for which the Unit is being settled.

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6. CAPITALIZATION CHANGES. The number of Units convertible to Shares subject to this Award may be adjusted from time to time by the Administrator to account for changes in capitalization as described in Section 12 of the Plan.

7. RIGHTS AS STOCKHOLDER. The Units represent a right to payment from the Company if the conditions of the Agreement are met and do not give the Grantee ownership of any Common Stock prior to delivery as provided in Section 5. Grantee shall not have any rights and/or privileges of a stockholder of the Company with respect to the Units prior to such delivery. If Grantee becomes vested in Units as provided in Section 3, any Shares to which Grantee becomes entitled shall be delivered to Grantee as provided in Section 5, and Grantee shall have full ownership of the Shares upon such delivery.

8. NON-TRANSFERABILITY OF THE AWARD. The Units and the right to payment under this Agreement are not transferable, may not be sold, exchanged, transferred, pledged, hypothecated, encumbered or otherwise disposed of except as provided in the Plan. Any purported transfer of the Units or the right to payment under this Agreement is null and void and will not be given effect.

9. AWARD NOT AN EMPLOYMENT AGREEMENT. The Award is not an employment contract, and nothing this Agreement confers or will be construed as conferring upon the Grantee any right to continue in the employment of the Company, or as interfering with or restricting in any way the right of either party to terminate such employment at any time.

10. TAX CONSEQUENCES. Grantee acknowledges that he understands the federal, state, and local tax consequences of the Award and the issuance, vesting, forfeiture, and delivery provisions hereof relating to the Units. Grantee will rely solely on the advice of his own tax advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of the Award or the transactions contemplated by this Agreement.

11. WITHHOLDING OBLIGATIONS. Grantee understands that, at the time that Grantee becomes vested and/or receives payment for any Units (including through the delivery of Shares), the Company may be required to withhold federal, state, local, and, if applicable, foreign, income and employment taxes. At the time of vesting, or at or before the time Grantee receives a distribution of the Shares underlying the Units or other consideration, or at any time thereafter as requested by the Company, Grantee hereby authorizes the Company to satisfy any required withholding to satisfy federal, state, local, payroll, and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the Units (the “Withholding Taxes”). Notwithstanding any other provision of this Section, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Units by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Grantee by the Company; (ii) causing the Grantee to tender a cash payment; or (iii) withholding Shares from the Shares issued or otherwise issuable to Grantee in connection with the Units with a Fair Market Value (measured as of the date the Withholding Taxes are to be determined) equal to the amount of such Withholding Taxes; provided, however, that the number of such Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income (or such lesser amount as may be necessary to avoid classification of the Units as a liability for financial accounting purposes). Grantee understands that all matters with respect to the total amount of taxes to be withheld in respect of such compensation income will be determined by the Administrator in its reasonable discretion. Grantee further understands that, although the Company may pay withheld amounts to the applicable taxing authorities, the Grantee is responsible for payment of all taxes due as a result of compensation arising under the Agreement.

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12. NOTICES. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (a) the date of personal delivery, or (b) three days after the date of deposit in the United States Mail by registered or certified mail, postage prepaid, return receipt requested, addressed in the case of the Company to the Company’s Chief Executive Officer at the Company’s primary business address and in the case of the Grantee to the most recent address shown in the Company’s records.

13. MISCELLANEOUS.

(a) The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

(b) This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. The rights and obligations of the Company under this Agreement shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(c) The waiver by either party of compliance with any provision of this Agreement by the other party will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(d) Omitted.

(e) Grantee acknowledges and agrees that he (i) has reviewed this Agreement and the Plan in their entirety; (ii) fully understands the provisions of each such document; and (iii) has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award.

(f) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(h) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

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14. INCORPORATION OF THE PLAN; ENTIRE AGREEMENT; MODIFICATION. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control. This Agreement (including the Plan) sets forth all of the promises, agreements, conditions and understandings between the parties hereto with respect to the Award, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Award other than as set forth therein or herein. This Agreement supersedes and replaces any and all prior agreements between the parties hereto with respect to Restricted Stock Units granted under this Award. No modification, amendment or waiver of any of the provisions of this Agreement will be effective unless approved in writing by both parties.

15. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

16. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17. OTHER DOCUMENTS. Grantee hereby acknowledges receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act.

18. APPLICATION OF SECTION 409A OF THE CODE.

(a) The parties intend that the delivery of Shares or other consideration in respect of the Units provided under this Agreement satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and/or 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the delivery of Shares or other consideration in respect of the Units provided under this Agreement will be construed in a manner that complies with Section 409A and is consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) The parties further intend that each installment of any payments provided for in this Agreement is a separate “payment” for purposes of Section 409A.

(c) To the extent any payment hereunder due upon a Corporate Transaction is deferred compensation that is subject to Section 409A, and is not otherwise exempt from complying with the provisions of Section 409A, then a Corporate Transaction shall only be deemed to occur if the Corporate Transaction also qualifies as a change in the ownership of a corporation, a change of effective control of a corporation, or a change in the ownership of a substantial portion of a corporation’s assets, as defined in Treasury Regulation Section 1.409A-3(i)(5).

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(d) To the extent any payment due upon the termination of Continuous Service, if any, is deferred compensation subject to Section 409A, and is not otherwise exempt from complying with the provisions of Section 409A, then such payment will be paid only if such termination of Continuous Service constitutes a “separation from service” within the meaning of Section 409A. If (i) a payment is “nonqualified deferred compensation” due to the Grantee upon the Grantee’s “separation from service” within the meaning(s) of Section 409A, and (ii) the Company has stock which is publicly traded on an established securities market at that time, and (iii) the Grantee is a “specified employee” within the meaning of Section 409A, then no such payment will be paid or provided to the Grantee before the earlier of (x) Grantee’s death or (y) the day that is six (6) months plus one (1) day after the termination of employment date (the “New Payment Date”). The aggregate of any payments, compensation, benefits and entitlements that otherwise would have been paid to the Grantee during the period between the separation from service date and the New Payment Date will be paid to the Grantee in a lump sum on such New Payment Date. Thereafter, any payments, compensation, benefits and entitlements that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(e) The Company makes no representations to Grantee regarding the compliance of this Agreement or the Units with Section 409A, and Grantee is solely responsible for the payment of any taxes or penalties arising under Section 409A(a)(1), or any state law of similar effect, with respect to the grant or vesting of the Units or the delivery of the Shares subject to this Award.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and Grantee has hereunto set his hand and seal.

PARTICIPANT:	COMPANY:

FORTRESS BIOTECH, INC.

/s/ George Avgerinos	By:	/s/ Lindsay Rosenwald
George Avgerinos		Lindsay Rosenwald, M.D.
Chairman and Chief Executive Officer

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EXHIBIT A

As described in Section 3 of the foregoing Restricted Stock Unit Award Agreement, the Units will vest based on the occurrence of certain milestones as described below. The determination of whether a vesting milestone has been met will be made in the exclusive discretion of the Administrator, as described in Section 4 of the Plan.

Number of Units	Vesting Milestone
150,000	The later of Trading Availability or July 15, 2015
150,000	The later of Trading Availability or July 1, 2016
150,000	The later of Trading Availability or July 1, 2017
150,000	The later of Trading Availability or July 1, 2018
150,000	The later of Trading Availability or achievement of FBIO stock price of >$5 per share or achievement of a commercial milestone determined by the Company’s Board of Directors.
250,000	The later of Trading Availability or achievement of FBIO stock price of $7 per share or achievement of a commercial milestone determined by the Company’s Board of Directors.

* “Trading Availability” means the date during which both the Company trading window is open and upon which Grantee is not in possession of material non-public information about the Company, as determined by the Company’s Insider Trading Compliance Officer.

Exhibit A to Restricted Stock Unit Award Agreement